Exhibit 99.1

Technical Communications Corporation Reports Results for the Fiscal Year and Quarter Ended September 28, 2013

CONCORD, Mass.--(BUSINESS WIRE)--December 9, 2013--Technical Communications Corporation (NasdaqCM: TCCO) today announced its results for the fiscal year and quarter ended September 28, 2013. For the quarter ended September 28, 2013, the Company reported net income of $446,000, or $0.24 per share, on revenue of $3,138,000, as compared to a net loss of $(489,000), or $(0.27) per share, on revenue of $1,326,000 for the quarter ended September 29, 2012. For the year ended September 28, 2013, the Company reported a net loss of $(714,000), or $(0.39) per share, on revenue of $6,250,000, as compared to a net loss of $(841,000), or $(0.46) per share, on revenue of $8,117,000 for the year ended September 29, 2012.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, “Sales from the previously announced major production contract awarded in May 2013 by the U.S. Army Communications and Electronics Command for the Government of Egypt increased revenues to a profitable level in the fourth quarter of fiscal 2013. The delay in receiving this contract, however, had a negative impact on our year-end results. At the same time, I am pleased to report that we began fiscal 2014 with a $2.28 million backlog.”

Mr. Guild continued, “The majority of our sales continue to be foreign government procurements, which are affected by the stability of foreign governments, foreign and domestic economic conditions, government regulations, and other factors. As a result, our business is often subject to unpredictable and erratic delays in the processing of procurements and delivery of products, which challenge both our sales capture teams and our production capabilities.”

“We believe we have a competitive product portfolio designed to meet increasing demand for high-end communications security solutions in select applications. To take advantage of the potential market opportunity, we expect to continue to increase our sales and marketing efforts. With our major new product development programs now complete, technical development efforts will focus on solutions for original equipment manufacturers and evolving our products to meet new application requirements,” added Mr. Guild.

Fiscal Year 2013 Highlights

  Completed the development of several new products, including the DSD 72B-SP and DSD 72A-SP (STM) fiber optic data encryption family, the Cipher X® 7211 IP encryptor, and the HSE 6000 squad radio headset and telephone encryptor.
  Delivered products totaling $961,000 under contracts with Datron Worldwide Communications, Inc. for DSP 9000 radio encryption systems for use in Afghanistan.
  Received in May 2013 a $3.6 million foreign military sales contract from the U.S. Army Communications and Electronics Command to upgrade the DSD 72A-SP military bulk encryption system currently in use securing strategic-level, military communications for the Government of Egypt.
  Delivered $982,000 of orders for secure radio and telephone encryption solutions and customized cryptographic services and tools for a domestic prime contractor’s program supporting a government customer in North Africa.
  Performed $1.6 million in billable engineering services work for select customers.
  Delivered network encryption products, including the new Cipher X 7211 IP encryptor, under several contracts to a country in the Middle East totaling $565,000.

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, the effect of foreign political unrest, domestic and foreign government policies and economic conditions, changes in technology, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended June 29, 2013, March 30, 2013 and December 29, 2012 and the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 2012.

Technical Communications Corporation

Condensed consolidated income statements

	Quarter Ended
	(Unaudited)
	09/28/2013	09/29/2012
Net sales	$ 3,138,000	$ 1,326,000
Gross profit	1,956,000	1,067,000
S, G & A expense	747,000	785,000
Product development costs	499,000	1,122,000
Operating income (loss)	711,000	(840,000)
Income tax expense (benefit )	270,000	(344,000)
Net income (loss)	446,000	(489,000)
Net income (loss) per share:
Basic	$ 0.24	$ (0.27)
Diluted	$ 0.24	$ (0.27)

	Year Ended

	09/28/2013 (Unaudited)	09/29/2012 (derived from audited financial statements)
Net sales	$ 6,250,000	$ 8,117,000
Gross profit	4,140,000	6,278,000
S, G & A expense	2,956,000	3,310,000
Product development costs	2,729,000	4,421,000
Operating loss	(1,546,000)	(1,453,000)
Income tax benefit	(799,000)	(597,000)
Net loss	(714,000)	(841,000)
Net loss per share:
Basic	$ (0.39)	$ (0.46)
Diluted	$ (0.39)	$ (0.46)

Condensed consolidated balance sheets

	09/28/2013 (Unaudited)	09/29/2012 (derived from audited financial statements)
Cash and marketable securities	$ 6,044,000	$ 6,725,000
Accounts receivable, net	1,376,000	1,381,000
Inventory	2,619,000	2,633,000
Deferred & refundable income taxes	1,618,000	1,477,000
Other current assets	225,000	171,000
Total current assets	11,882,000	12,387,000
Property and equipment, net	469,000	453,000
Total assets	$ 12,351,000	$ 12,840,000

Accounts payable	262,000	167,000
Accrued expenses and other current liabilities	667,000	546,000
Total current liabilities	929,000	713,000
Total stockholders’ equity	11,422,000	12,127,000
Total liabilities and stockholders’ equity	$ 12,351,000	$ 12,840,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com